Exhibit 5.1

Squire Patton Boggs (US) LLP 1000 Key Tower 127 Public Square Cleveland, Ohio 44114 O +1 216 479 8500 F +1 216 479 8780 squirepattonboggs.com

July 9, 2026

NextEra Energy, Inc.
700 Universe Boulevard
Juno Beach, Florida 33408

To the Addressee:

We have acted as special counsel to NextEra Energy, Inc., a Florida corporation (“NEE”), in connection with the Registration Statement on Form S-4 first filed on or about the date hereof (as amended, the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 807,637,847 shares of NEE’s common stock, $0.01 par value (“Registered Shares”), to be issued by NEE in connection with the merger of WG Development Corp., a Virginia corporation, with and into Dominion Energy, Inc. (“Dominion Energy”), a Virginia corporation (the “Merger”), pursuant to the Agreement and Plan of Merger, dated as of May 15, 2026 (the “Merger Agreement”), by and among NEE, WG Development Corp., CS Holdco, LLC and Dominion Energy.

For the purposes of this opinion, we have examined the following: (1) the Registration Statement; (2) the Merger Agreement; (3) the Second Restated Articles of Incorporation of NEE, as amended to and in effect as of the date hereof (the “Charter”); (4) the form of Articles of Amendment to the Second Restated Articles of Incorporation of NEE (the “Articles of Amendment”) in substantially the form attached as Annex G to the joint proxy statement/prospectus included in the Registration Statement, setting forth an amendment to the Charter to increase the number of authorized shares of common stock from 3,200,000,000 shares to 5,000,000,000 shares (the “Articles Amendment”), which, as of the date hereof, is subject to the approval of the NEE shareholders; (5) the Amended and Restated Bylaws of NEE, as amended to and in effect as of the date hereof; (6) resolutions of the Board of Directors of NEE with respect to the Merger Agreement, the Registration Statement, and the issuance of the Registered Shares pursuant thereto; (7) resolutions of the Board of Directors of NEE with respect to the Articles Amendment; and (8) such other corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. The documents described in (1) through (8) above are collectively referred to as the “Documents.”

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Based on the foregoing, and upon the assumption that that there will be no material changes to the Documents, we are of the opinion that when the Registration Statement has been declared effective by order of the Commission, when the shareholders of the Company have approved the Articles Amendment to increase the number of authorized shares of NEE common stock and the Articles of Amendment (or articles of restatement including the Articles Amendment) have been filed with the Florida Department of State and have become effective, and when the Registered Shares have been issued to holders of Dominion Energy common stock upon consummation of the Merger in accordance with the terms and conditions of the Merger Agreement and as contemplated by the Registration Statement, such Registered Shares will be duly authorized, validly issued, fully paid and non-assessable.

In rendering the foregoing opinion, we have assumed without verification: (1) the authenticity and completeness of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies; (2) the legal capacity for all purposes relevant hereto of all natural persons; (3) with respect to all parties to agreements or instruments relevant hereto, that such parties (other than NEE) had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments; (4) that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties (other than NEE); (5) that such agreements or instruments are the valid, binding and enforceable obligations of such parties (other than NEE); (6) that the conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied or duly waived; (7) that, prior to the time the Registered Shares are issued, the shareholders of the Company will have approved the Articles Amendment to increase the number of authorized shares of NEE common stock and the Articles of Amendment (or articles of restatement including the Articles Amendment) will have been filed with the Florida Department of State and will have become effective; and (8) that at the time Registered Shares are issued, no event has occurred that causes the total number of Registered Shares issued pursuant to the Merger Agreement, when added to the number of shares of NEE common stock then-issued, subscribed for or otherwise committed to be issued, to exceed the number of shares of NEE’s common stock available for issuance under NEE’s articles of incorporation. We have also assumed that: (A) the certificates representing the Registered Shares, if issued in certificated form, will conform to a specimen examined by us and a direct registration or transaction advice representing the Registered Shares will be in the form or in substantially the form used by the registrar and transfer agent for shares of NEE’s common stock issued without certificates; (B) the certificates representing the Registered Shares, if issued in certificated form will be duly countersigned by the transfer agent; and (C) the Registered Shares will be duly registered by the registrar thereof.

In connection with all factual matters regarding this opinion, we have relied exclusively upon the certificates and other documents and information identified above and statements, information and representations of and furnished to us by officers and representatives of the Company and of public officials. We have not verified any factual matters in connection with or apart from our review of such certificates, other documents and other statements, information and representations, and, accordingly, we do not express any opinion or belief or make any representation as to matters that might have been disclosed by such verification.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our name therein, as well as under the heading “Legal Matters” in the related proxy statement/prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

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This opinion is limited to the laws of the State of Florida. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.  We assume no obligation to revise or supplement the opinion rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise. We express no opinion as to compliance with the “blue sky” laws of any jurisdiction and the opinions set forth herein are qualified in that respect.

Sincerely,

/s/ Squire Patton Boggs (US) LLP